EXHIBIT 99.1
Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date: July 28, 2005
FOR IMMEDIATE RELEASE
Horizon Bancorp Announces Second Quarter Earnings
Michigan City, Indiana (July 28, 2005) — Horizon Bancorp today announced its unaudited financial results for the quarter and six months ended June 30, 2005. For the quarter, net income was $1.680 million or $.53 per fully diluted share. This compares to $1.303 million or $.42 per fully diluted share for the first quarter of 2005 and $1.803 million or $.58 per fully diluted share for the same quarter of the prior year. Year to date, net income was $2.983 million or $.95 per fully diluted share. This compares to $3.320 million or $1.06 per fully diluted share for the same period of the prior year. This represents a 6.8% decrease in quarterly net income and 10.2% decrease in year to date net income when compared to the same prior year periods.
Craig M. Dwight, President and Chief Executive Officer stated, “Horizon has been challenged with replacing mortgage volume from prior years and improving our efficiency ratio. I am pleased with the tremendous progress our lending teams have made toward growing higher earning assets over the past twelve months. In addition the acquisition of Alliance Bank will improve our net interest margin as we replace expensive borrowings with lower cost deposits. Although we have made considerable progress in our efficiency over the past five years, there is still much work to be done. I assure you that our employees fully understand the need to improve our efficiency and I am confident our team of dedicated and hard working people will get the job done.”
Mr. Dwight further commented that, “Horizon continues our expansion plans by opening a new banking center in South Bend, Indiana on August 1, 2005. We are delighted with the quality of our South Bend team and look forward to great results.”
On June 10, 2005, Horizon acquired Alliance Financial Corporation and its wholly-owned bank subsidiary, Alliance Banking Company (collectively referred to as Alliance). The acquisition resulted in $8.6 million of goodwill and other intangibles. Total assets increased $184 million from December 31, 2004 to June 30, 2005, with the acquisition of Alliance representing $132 million of the increase. The results of operations include those of Alliance since June 10, 2005. Due to the timing of the acquisition, Alliance did not have a significant impact on the ongoing results of operations of Horizon through the second quarter of 2005. The integration of business, operations and data processing, formerly carried on by Alliance, was completed on the weekend of July 16th and 17th. This acquisition is not considered to be material to the financial statements of Horizon.
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Pg. 2 Cont. Horizon’s 2nd Quarter Earnings
Net interest income was $7.279 million for the three months ended June 30, 2005, compared to $6.511 million for the same period of 2004. The increase was the result of an increase in average earning assets from $771 million for the three months ended June 30, 2004 to $910 million for the three months ended June 30, 2005. This is partly offset by a decline in net interest margin from 3.45% for the three months ended June 30, 2004 compared to 3.22% for the same period of 2005. The average investment portfolio increased $75 million from the same period of the prior year. Average loans outstanding increased from $535 million for the quarter ended June 30, 2004 to $600 million for the same quarter of the current year. Increases were experienced in all significant loan categories with the exception of mortgage warehouse loans. Average mortgage warehouse loans decreased from $167 million in the second quarter of 2004 to $101 million for the second quarter of 2005. Mortgage warehouse loans fluctuate depending on the activity of the underlying network of originators; this line of business is volatile and is affected significantly by economic conditions.
The provision for loan losses totaled $381 thousand for the three months ended June 30, 2005 compared to $228 thousand for the same period of the prior year. The provision for loan losses is based on management’s ongoing quarterly assessment of the probable estimated losses inherent in the loan portfolio.
Total non-interest income was $2.485 million for the three months ended June 30, 2005, compared to $2.470 million for the same period in 2004. While the individual components within non-interest income fluctuated, the net totals remained relatively consistent between periods. Service charges on deposit accounts have decreased throughout the six months ended June 30, 2005 as compared to the same period in the prior year. This decrease is not related to any specific actions on the part of Horizon; rather, there appears to be a fundamental change in consumer spending habits which has affected fee income. Wire transfer fees are down due to decreases in mortgage warehouse loan volume. Gain on sale of loans increased by $83 thousand for the three months ended June 30, 2005 as compared to the same period in the prior year. The volume of loan sales remained relatively consistent during these periods with $23.1 million of proceeds from sales of mortgage loans during the three months ended June 30, 2005 as compared to $25.6 million for the same period in the prior year. The increase in the gain is the result of improved pricing on loan sales as evidenced by the average gain on sale of loans of 2.07% for the three months ended June 30, 2005 as compared to 1.69% for the three months ended June 30, 2004.
Total non-interest expense was $7.007 million for the three months ended June 30, 2005 compared to $6.303 million for the same period in 2004. The net increase of $704 thousand was largely due to an increase of $543 thousand in salaries and employee benefits. This increase related to additional human resource costs to support Horizon’s expansion in new and existing markets throughout northern Indiana and southwest Michigan. Since the prior year, Horizon added offices in St. Joseph, Michigan and South Bend, Indiana. Net occupancy costs, data processing and equipment expenses and other expenses also increased mainly due to the expansion.
Total assets increased by $184 million from December 31, 2004 to June 30, 2005, with the acquisition of Alliance representing $132 million of the increase. The most significant changes in assets were increases in cash and cash equivalents, investment securities, and loans. For the funding side of the balance sheet, deposits and subordinated debentures increased while borrowings decreased.
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Pg. 3 Cont. Horizon’s 2nd Quarter Earnings
During the first six months of 2005, cash and cash equivalents increased by $18.6 million. The increase in cash and cash equivalents is due to significant public funds deposits received at or just prior to June 30, 2005. Cash and cash equivalents returned to typical levels shortly thereafter.
Investment securities increased by $19.9 million from December 31, 2004 to June 30, 2005. Included in this increase are $23.2 million of investments acquired through the Alliance transaction. The investments acquired were similar in type and quality to those previously held by Horizon. During the three months ended June 30, 2005, Horizon sold $7.2 million of securities available for sale to provide funds for the Alliance acquisition.
Gross loans increased $128.6 million from December 31, 2004 to June 30, 2005. The Alliance acquisition contributed $87.5 million of this increase. In addition, Horizon experienced continued loan growth in commercial, real estate, and installment loans totaling $47.8 million while the mortgage warehouse loan portfolio decreased $12.9 million.
Commercial loans increased as a result of Horizon penetrating new market areas, primarily Berrien County, Michigan and St. Joseph and Elkhart counties in Indiana. Horizon has experienced an increase in real estate loans as borrowers opt for adjustable rate mortgage loans over fixed rate loans. Horizon retains adjustable rate mortgage loans while most long-term fixed rate mortgages are sold into the secondary market. Installment loans increased primarily due to increases in indirect loans.
At June 30, 2005, the total allowance for loan losses was $8.2 million as compared to $7.2 million at December 31, 2004. The allowance for loan losses to total loans was 1.18% at June 30, 2005 compared to 1.28% at December 31, 2004. The increase of $1.0 million for the six months was due in part to the allowance acquired in the Alliance transaction totaling $557 thousand. The remaining increase was due to the provision for loan losses of $711 thousand exceeding net charge-offs of $257 thousand.
Horizon analyzes the adequacy of the allowance for loan losses on a bank-wide basis. While historical factors related to Horizon and Alliance are considered in the analysis, the overall methodology used in analyzing the adequacy of the allowance is consistent for loans originated by Horizon and those acquired in the Alliance transaction.
There have been no significant changes in loan delinquencies, non-accrual, or non-performing loans since December 31, 2004. Horizon considers the allowance for loan losses to be adequate to cover losses inherent in the loan portfolio at June 30, 2005.
Deposits increased $192.6 million during the first six months of 2005; the Alliance acquisition contributed to $117.1 million of this increase. The remaining deposit increase is largely attributable to increases in public funds and brokered deposits.
Subordinated debentures increased $5.2 million as Horizon assumed the subordinated debentures previously issued by Alliance. The terms of the Alliance subordinated debentures are similar to those issued by Horizon.
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Pg. 3 Cont. Horizon’s 2nd Quarter Earnings
Short-term borrowings consist of overnight funds from the Federal Home Loan Bank and repurchase agreement lines of credit. Long-term borrowings are primarily advances from the Federal Home Loan Bank. Short-term and long-term borrowings decreased in total by $16.6 million primarily due to a shift in funding sources between deposits and borrowings.
Stockholders’ equity totaled $52.8 million at June 30, 2005 compared to $50.4 million at December 31, 2004. The increase in stockholders’ equity during the six months ended June 30, 2005 was the result of net income and the issuance of new shares for the exercise of stock options, offset by dividends declared, a decrease in the market value of investment securities available for sale, and the purchase of treasury stock.
At June 30, 2005, the ratio of stockholders’ equity to assets was 4.81% compared to 5.52% at December 31, 2004. The decrease in the ratio was the result of the Alliance transaction, which was acquired using cash rather than issuing stock.
Other items
On August 1, 2005 Horizon will open a full service bank branch in downtown South Bend, Indiana. The office will be located at 233 South Main Street, South Bend, IN 46601. Horizon has operated a loan production office in South Bend since January of 2005.
Land has been acquired in Elkhart, Indiana to open a full service branch bank in that community. The facility is expected to be open in the first or second quarter of 2006. Horizon has operated a loan production office in Elkhart since March of 2004. Steven C. Watts, President, St Joseph County Market is responsible for developing the South Bend/Elkhart Market for Horizon. Mr. Watts has a long banking history in South Bend and has been an active volunteer in the community.
David K. Stephenson has been promoted to the newly created position of Lake County President. Mr. Stephenson has 20 years of banking experience in Lake County and has extensive involvement with economic development and charitable organizations in the area.
Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southwest Michigan. Horizon offers banking, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart, South Bend and Merrillville, Indiana, and Harbert, New Buffalo, St. Joseph and Three Oaks, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.
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Pg. 4 Cont. Horizon’s 2nd Quarter Earnings
Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
James H. Foglesong
Chief Financial Officer
(219) 873 - 2608
Fax: (219) 874-9280
# # #

HORIZON BANCORP
Financial Highlights
(Unaudited – dollars in thousands except share and per share data and ratios)

	Three Months Ended:			Six Months Ended:
	June 30,	March 31,	June 30,	June 30,	June 30,
	2005	2005	2004	2005	2004
End of period balances:
Total assets	$1,098,613	$911,706	$805,907	$1,098,613	$805,907
Investment securities	301,185	296,905	219,501	301,185	219,501
Commercial loans	261,906	208,102	175,237	261,906	175,237
Mortgage warehouse loans	115,120	90,150	131,795	115,120	131,795
Real estate loans	131,935	101,495	90,505	131,935	90,505
Installment loans	183,723	152,130	119,926	183,723	119,926
Non-interest bearing deposit accounts	75,242	71,764	68,677	75,242	68,677
Interest bearing transaction accounts	358,911	278,825	260,403	358,911	260,403
Time deposits	370,675	284,221	263,869	370,675	263,869
Short-term borrowings	72,712	58,983	36,908	72,712	36,908
Long-term borrowings	132,680	139,697	125,576	132,680	125,576
Stockholder’s equity	52,831	49,638	45,292	52,831	45,292

Average balances :
Total assets	$980,481	$897,570	$818,668	$931,321	$790,659
Investment securities	296,709	285,856	221,641	291,312	228,190
Commercial loans	222,302	205,797	167,027	214,147	161,168
Mortgage warehouse loans	100,852	98,077	167,381	99,472	142,207
Real estate loans	113,042	97,376	87,053	105,257	79,690
Installment loans	163,773	146,710	113,069	155,289	110,550
Non-interest bearing deposit accounts	71,257	63,502	61,380	67,401	57,117
Interest bearing transaction accounts	299,953	277,615	264,780	288,845	260,256
Time deposits	309,594	289,371	260,965	299,538	253,088
Short-term borrowings	65,267	45,185	36,306	56,662	30,539
Long-term borrowings	161,824	142,481	144,792	161,764	137,484
Stockholder’s equity	51,803	51,547	46,307	51,675	47,388

Per share data:
Basic earnings per share	$0.55	$0.43	$0.60	$0.98	$1.11
Diluted earnings per share	0.53	0.42	0.58	0.95	1.06
Cash dividends declared per common share	0.13	0.13	0.12	0.26	0.24
Book value per common share	16.98	15.95	15.13	16.98	15.13
Market value — high	30.00	31.51	25.87	31.51	28.25
Market value — low	24.20	26.30	23.02	24.20	23.02
Basic average common shares outstanding	3,066,512	3,016,609	2,983,976	3,041,698	2,987,483
Diluted average common shares outstanding	3,157,731	3,140,322	3,121,397	3,149,164	3,118,516

Key ratios:
Return on average assets	0.69%	0.59%	0.88%	0.64%	0.85%
Return on average equity	12.97	10.28	15.57	11.55	14.09
Net interest margin	3.22	3.26	3.45	3.24	3.33
Loan loss reserve to loans	1.18	1.34	1.35	1.18	1.35
Non-performing loans to loans	0.29	0.37	0.29	0.29	0.29
Average equity to average assets	5.28	5.75	5.65	5.55	5.99
Bank only capital ratios:
Tier 1 capital to average assets	7.61%	7.80%	7.19%	7.61%	7.19%
Tier 1 capital to risk weighted assets	10.69	12.45	11.95	10.69	11.95
Total capital to risk weighted assets	11.88	13.70	13.21	11.88	13.21

Horizon Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)
(All Share and Per Share Amounts Have Been Adjusted for a 3 for 2 Stock Split Declared October 21, 2003)

	June 30, 2005	December 31,
	(Unaudited)	2004

Assets
Cash and due from banks	$36,612	$18,253
Interest-bearing demand deposits	232	1

Cash and cash equivalents	36,844	18,254
Interest-bearing deposits	1,960	985
Investment securities, available for sale	301,185	281,282
Loans held for sale	4,317	3,836
Loans, net of allowance for loan losses of $8,202 and $7,193	684,482	556,849
Premises and equipment	22,243	17,561
Federal Reserve and Federal Home Loan Bank stock	12,499	11,279
Goodwill and other intangibles	8,817	216
Interest receivable	5,383	4,688
Other assets	20,883	19,097

Total assets	$1,098,613	$913,831

Liabilities
Deposits
Noninterest bearing	$75,242	$58,015
Interest bearing	729,586	554,202

Total deposits	804,828	612,217
Short-term borrowings	72,712	82,281
Long-term borrowings	132,680	139,705
Subordinated debentures	27,837	22,682
Interest payable	1,547	1,024
Other liabilities	6,178	5,490

Total liabilities	1,045,782	863,399

Stockholders’ Equity
Preferred stock, no par value
Authorized, 1,000,000 shares
No shares issued
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 4,852,751 and 4,778,608 shares	1,078	1,062
Additional paid-in capital	23,810	22,729
Retained earnings	45,267	43,092
Restricted stock, unearned compensation	(866)	(972)
Accumulated other comprehensive income	180	894
Less treasury stock, at cost, 1,741,239 and 1,732,486 shares	(16,638)	(16,373)

Total stockholders’ equity	52,831	50,432

Total liabilities and stockholders’ equity	$1,098,613	$913,831

Horizon Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)
(All Share and Per Share Amounts Have Been Adjusted for a 3 for 2 Stock Split Declared October 21, 2003)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Interest Income
Loans receivable	$10,171	$8,505	$19,054	$15,927
Investment securities
Taxable	2,485	1,709	4,826	3,545
Tax exempt	579	560	1,150	1,133

Total interest income	13,235	10,774	25,030	20,605

Interest Expense
Deposits	3,656	2,602	6,613	5,209
Federal funds purchased and short-term borrowings	654	106	827	180
Federal Home Loan Bank advances	1,309	1,416	2,897	2,819
Subordinated debentures	337	139	641	297

Total interest expense	5,956	4,263	10,978	8,505

Net Interest Income	7,279	6,511	14,052	12,100
Provision for loan losses	381	228	711	474

Net Interest Income after Provision for Loan Losses	6,898	6,283	13,341	11,626

Other Income
Service charges on deposit accounts	583	745	1,121	1,501
Wire transfer fees	117	152	206	296
Fiduciary activities	692	697	1,319	1,335
Commission income from insurance agency	-0-	86	46	273
Gain on sale of loans	478	395	867	943
Increase in cash surrender value of Bank owned life insurance	122	122	236	236
Other income	493	533	970	1,099

Total other income	2,485	2,470	4,765	5,165

Other Expenses
Salaries and employee benefits	4,100	3,557	8,250	6,935
Net occupancy expenses	486	441	1,007	921
Data processing and equipment expenses	525	491	1,032	989
Other expenses	1,896	1,814	3,696	3,513

Total other expenses	7,007	6,303	13,985	12,358

Income Before Income Tax	2,376	2,450	4,121	4,433
Income tax expense	696	647	1,138	1,113

Net Income	$1,680	$1,803	$2,983	$3,320

Basic Earnings Per Share	$.55	$.60	$.98	$1.11

Diluted Earnings Per Share	$.53	$.58	$.95	$1.06